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                                                                 EXHIBIT 10.1
                               Third Security LLC
                               The Governor Tyler
                               1902 Downey Street
                                Radford, VA 24141

                                             December 3, 2001

Laidlaw Global Corp.
100 Park Avenue
New York, NY  10017

Attention:  Roger Bendelac
            Chairman and Chief Executive Officer

Gentlemen:

     This letter of intent ("LOI") will serve as confirmation on the part of Third Security, LLC ("TS" or "Investor") of its interest in investing in Laidlaw Global Corp. ("LGC"), in the form of primary common equity as described herein.

1.   Purchase of Shares:  The final proposed investment will consist of an
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investment by TS of $5,000,000 in consideration for the issuance by LGC of new common shares, with demand registration rights, so that the fully diluted (taking into account all outstanding warrants, options and convertible securities) equity ownership of TS would represent 45% of the common shares of LGC. TS shall have the option, in its sole discretion, to purchase additional new common shares of LGC at the same per share purchase price so that the fully diluted (taking into account all outstanding warrants, options and convertible securities) equity ownership of TS would represent up to 51% of the common shares of LGC. The final percentage of ownership within the 45% and 51% range shall be within the sole discretion of TS and shall be set forth in a definitive purchase agreement (the "Definitive Agreement") to be executed between LGC and TS. All shares of common stock of LGC purchased by TS pursuant to this LOI shall be referred to herein as (the "Purchased Shares").

2.   Investment:  The investment would be made in three parts.  The first will
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be a convertible loan (the "Loan") in the amount of $1,500,000 (the "Loan
Amount") with good funds delivered under the terms set forth below. Secondly, TS shall have an option to purchase $1,000,000 of common stock of LGC at a valuation equal to the anticipated valuation to be set forth in the Definitive Agreement, as provided below. Lastly, the balance of the investment is deliverable on closing of the Definitive Agreement to be executed prior to February 15, 2002, or as soon thereafter as LGC can secure the necessary shareholder approval, subject to the consent of TS to extend beyond February 15, 2002. This LOI shall be binding upon delivery of the Loan Amount.

3.   Terms:  TS shall provide the Loan to LGC within one business day of the
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execution hereof, under the following terms:

     a. The Loan would be evidenced by a convertible note (the "Convertible Note") payable on the earlier of (i) 45 days (excluding in determining the 45 days the days from
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Laidlaw Global Corp.
Attention:  Roger Bendelac
            Chairman and Chief Executive Officer

December 3, 2001
Page 2


December 15 through December 31, inclusively) after delivery of written notice from TS to LGC of its decision to abandon its right to acquire all of the Purchased Shares, or (ii) April 1, 2003, secured by 100% of LGC's holding in H&R Acquisition Corp., an 81% subsidiary of LGC (the "H&R Stock"), payable, with accrued interest at 8 1/2% per annum.

     b. The Loan would be terminated and the outstanding Loan Amount will be converted into Purchased Shares upon the earlier of (i) the closing of the Definitive Agreement and (ii) completion of the purchase of the Initial Shares (as defined below) to the extent that the full Loan Amount had been converted into Purchased Shares.

     c. The initial Loan proceeds shall be used to liquidate the outstanding obligation of LGC due Pacific USA Holdings Inc. ("PUSA") under the note in the aggregate amount of US$1,450,000 currently consisting of US$1 million due PUSA and the obligation to Chase, as Trustee under certain notes, of approximately US$450,000. Any proceeds not so used, shall be available for any other proper corporate purposes of LGC. LGC shall provide such reasonable assurances to TS to provide that the funds are only used for such purposes. The parties agree that direct payment to PUSA and Chase by TS of these obligations shall be deemed delivery of the Convertible Note proceeds. PUSA and its counsel and LGC and its counsel shall represent that there has not occurred an intervening event that would serve to encumber the H&R Stock from the time of PUSA's acquisition of its security interest in the H&R Stock and its release of that interest in favor of TS, to which PUSA herby agrees, subject to payment by TS of the Loan Amount as herein provided.

4.   Option and Put:
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     a. As part of the total investment contemplated hereby, LGC shall grant an option (the "Option") to TS to purchase up to $1,000,000 of the Purchased Shares (the "Option Shares") at a price fixed (with certain rights of adjustment) based on the anticipated stock price for the Definitive Agreement. The price for the Option Shares shall be adjusted in the event that the purchase price set forth in the Definitive Agreement is lower than the price fixed for the acquisition of the Option Shares.

     b. Contemporaneously with the delivery of the Loan Amount, TS shall exercise the option to purchase $300,000 of the Option Shares.

     c. TS shall have the right to exercise the balance of the Option through December 17, 2001.

     d. In the event that TS does not execute a Definitive Agreement, the shareholders of LGC do not approve the issuance of the Purchased Shares to TS as necessary or otherwise in the discretion of TS, TS may put all Option Shares to LGC to be reacquired at the original purchase price paid by TS with such reacquisition cost to be incorporated as part of and in addition to the
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Laidlaw Global Corp.
Attention:  Roger Bendelac
            Chairman and Chief Executive Officer

December 3, 2001
Page 3


Loan Amount under the Convertible Note. Upon such incorporation, the entire amount of the Convertible Note shall be secured by the H&R Stock.

5.   Term/Delivery of Balance of Funding:  TS and LGC shall negotiate, in good
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faith, the terms of the Definitive Agreement pursuant to which TS shall acquire the Purchased Shares for an aggregate investment of $5,000,000 plus such additional funds as shall be necessary to pay for any additional shares that TS elects to purchase, so that the fully diluted equity ownership of TS would represent 45% to 51% (based on the total investment) of the common shares of LGC, with the amount as determined by TS in its sole discretion. The Definitive Agreement shall grant TS demand registration rights with respect to all the Purchased Shares.

6.   Shareholder Approval:  The parties acknowledge that the issuance of all
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Purchased Shares that would be due TS upon delivery of the full investment is subject to shareholder approval on the part of LGC. LGC agrees to use its best efforts and to take all appropriate action to secure such approval as soon as possible under applicable state corporate law, federal securities laws and stock exchange rules. LGC further agrees, pending such approval, to issue as many shares as may be issued without such approval (the "Initial Shares"), initially in accordance with the terms of this LOI and the Convertible Note, and then in accordance with the Definitive Agreement. The Initial Shares shall include the Option Shares and as many additional Purchased Shares as may be issued without receiving the approval of LGC's shareholders. The issuance of the Initial Shares shall not affect the continuation of TS' security interest in the H&R Stock on the balance of the Loan Amount as may be outstanding from time to time. LGC further acknowledges that delivery of any portion of the funding is subject to delivery of proof, acceptable to TS, that subsequent to issuance of the Initial Shares, TS together with other shareholders committing to vote in favor of the overall issuance of the Purchased Shares due hereunder, shall have sufficient votes to approve such issuance under applicable law and stock exchange rules.

7.   Due Diligence:  The purchase of the Purchased Shares pursuant to the
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Definitive Agreement is subject to due diligence review of LGC on the part of
TS, satisfactory to TS in its sole discretion, and to the parties entering into legally binding agreements prior to the dates referred to herein. Investor shall enter into a non-disclosure agreement, reasonably satisfactory to LGC and TS, prior to the commencement of the due diligence. TS agrees to use its best efforts to complete its due diligence review on or before December 31, 2001.

8.   First Refusal:  TS is hereby granted a first refusal right to match any
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third party offer, on the same terms and conditions, to acquire common stock in
LGC from the company, where such offer has a proposed sale and closing at any time prior to February 15, 2002 date. This right is to be exercised within five business days of receipt of notice to match, with respect to any such offer. LGC's ability to seek such third party financing is subject to the terms and provisions of Paragraph 9.
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Laidlaw Global Corp.
Attention:  Roger Bendelac
            Chairman and Chief Executive Officer

December 3, 2001
Page 4


9.   Additional Funding:  LGC shall not pursue any additional financing until
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the earlier of (i) the date that TS has either exercised its Option to purchase the additional $700,000 of Option Shares and (ii) December 17, 2001. In the event that TS purchases all of the Option Shares, then LGC shall not pursue or obtain any additional third party debt or equity financing without the consent of TS until the earlier of (i) closing under the Definitive Agreement or (ii) delivery of written notice from TS to LGC of its decision to abandon its right to acquire all of the Purchased Stock.

10.  Due Diligence/Exclusivity:  Until February 15, 2002 or the earlier delivery
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of notice from TS of its intention to abandon its right to acquire the stock of
LGC as provided herein, TS will have the exclusive right to negotiate this transaction and to complete its due diligence. Laidlaw agrees to terminate all current negotiations and agrees not to enter into any other negotiations to obtain financing during such term, unless permitted under Paragraph 9 and then subject to the provisions of Paragraph 8 above.

11.  Material Terms.  The material terms of the Definitive Agreement are set
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forth in this LOI.  The parties agree to negotiate and execute the Definitive
Agreement in good faith, subject to the due diligence review of LGC by TS pursuant to Paragraph 4. The parties agree to negotiate to execute the Definitive Agreement expeditiously upon completion of the due diligence review by TS.

                            [SIGNATURE PAGE FOLLOWS]
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Laidlaw Global Corp.
Attention:  Roger Bendelac
            Chairman and Chief Executive Officer

December 3, 2001
Page 5


     If this proposal is acceptable to LGC, please so signify by executing and delivering a signed copy of this letter together with funding the loan obligation and it shall become a binding agreement between the parties. This proposal shall terminate at the end of business on December 3, 2001, unless the parties mutually agree, in writing, to extend the deadline.


                              THIRD SECURITY, LLC

                               By: /s/ Randal J. Kirk
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                                   Randal J. Kirk
                                   Manager
Agreed and Accepted:

LAIDLAW GLOBAL CORP.


By:  /s/ Roger Bendelac
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     Roger Bendelac
     Chairman & Chief Executive Officer

Date:  12/03/2001 at 5:10 PM
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